EXHIBIT 99
Restaurant Brands International Inc. Reports Fourth Quarter and Full Year 2025 Results
Consolidated system-wide sales grow 5.8% in the fourth quarter and 5.3% in 2025
Consolidated comparable sales up 3.1% in Q4, led by 6.1% at INTL, 2.8% at TH Canada and 2.6% at BK US
Achieves 2025 targets for organic Adjusted Operating Income growth and net leverage
Returns ~$1.1 billion of capital to shareholders in 2025 while investing for growth

Miami, February 12, 2026 – Restaurant Brands International Inc. (“RBI”) (NYSE/TSX: QSR, TSX: QSP) today reported financial results for the fourth quarter and full year ended December 31, 2025. Josh Kobza, Chief Executive Officer of RBI, commented, "Our performance in 2025 reflects the progress we’ve made strengthening our brands and our system, driven by consistent execution from our teams and franchisees. By staying focused on the fundamentals, we delivered our third consecutive year of roughly 8% organic Adjusted Operating Income growth. As we enter 2026, I’m encouraged by the stronger, more focused foundation we’ve built for the long term."

Consolidated Operational and Financial Highlights and Supplemental Annual Disclosure
(in US$ millions, except per share data, unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
Operational Highlights	2025	2024		2025		2024
System-Wide Sales Growth (a)	5.8%		5.6%		5.3%		5.4%
System-Wide Sales (a)	$12,131		$11,279		$46,762		$44,476
Comparable Sales	3.1%		2.5%		2.4%		2.3%
Net Restaurant Growth	2.9%		3.4%		2.9%		3.4%
System Restaurant Count at Period End	33,041		32,125		33,041		32,125

GAAP Financials
Total revenues	$2,466		$2,296		$9,434		$8,406
Income from operations	$621		$635		$2,202		$2,419
Income from operations growth (decline)	(2.2)%		35.4%		(9.0)%		17.9%
Net income from continuing operations	$274		$361		$1,201		$1,445
Diluted earnings per share from continuing operations	$0.60		$0.79		$2.63		$3.18

Financial Highlights (b)
Adjusted Operating Income (AOI)	$674		$578		$2,584		$2,402
Organic AOI growth	15.6%		13.7%		8.3%		9.0%
Adjusted EBITDA	$772		$688		$2,970		$2,784
Adjusted diluted earnings per share (Adj. EPS)	$0.96		$0.81		$3.69		$3.34
Nominal Adj. EPS growth	18.7%		8.2%		10.7%		3.0%
Organic Adj. EPS growth	17.2%		11.0%		12.4%		4.4%
Net Leverage	4.2x		4.6x		4.2x		4.6x

		Twelve Months Ended December 31,
Home Market Franchisee Profitability (c) (in 000s)		2025		2024			2023
TH — Canada		C$	295	C$	305	C$	280
BK — US			$185		$205		$205
PLK — US			$235		$255		$245
FHS — US			$100		$90		$110
(a)System-Wide Sales Growth is calculated on a constant currency basis and therefore will not recalculate to the percentage change in system-wide sales, which is reported on a nominal basis.
(b)Non-GAAP metrics. See "Non-GAAP Financial Measures" for further detail.
(c)Represents four-wall restaurant level profitability. Rounded estimates based on unaudited, self-reported franchisee results.

Items Affecting Comparability and Restaurant Holdings Segment Reminder
Operating and Reportable Segments
RBI reports results under six operating and reportable segments consisting of four franchisor segments for the Tim Hortons, Burger King, Popeyes, and Firehouse Subs brands in the U.S. and Canada ("TH," "BK," "PLK," and "FHS"), and a fifth franchisor segment for all of our brands in the rest of the world ("INTL"). Additionally, we acquired Carrols Restaurant Group Inc. (“Carrols”) (the "Carrols Acquisition”) and Popeyes China (“PLK China”) (“the PLK China Acquisition”) effective on May 16, 2024 and June 28, 2024, respectively. Following these acquisitions, we established a new operating and reportable segment, Restaurant Holdings ("RH"), which includes results from (i) the Carrols Burger King restaurants and the PLK China restaurants from their acquisition dates and (ii) Firehouse Subs Brazil ("FHS Brazil") beginning in 2025.
RBI maintains the franchisor dynamics in its TH, BK, PLK, FHS, and INTL segments ("Five Franchisor Segments") to report results consistent with how the business will be managed long-term. This approach reflects RBI's intent to refranchise the vast majority of the Carrols Burger King restaurants and to find new partners for PLK China and FHS Brazil in the future. RH results include Company restaurant sales and expenses, including expenses associated with royalties, rent, and advertising. These expenses are recognized, as applicable, as revenues in the respective franchisor segments (BK for the Carrols Burger King restaurants and INTL for PLK China and FHS Brazil) and eliminated upon consolidation.
Burger King China
On February 14, 2025, we acquired substantially all of the remaining equity interests in Burger King China ("BK China") from our former joint venture partners (the “BK China Acquisition”). For 2025, BK China was classified as held for sale and reported as discontinued operations. As such, for 2025, results for BK China were not recognized in the INTL segment. However, BK China KPIs continued to be included in our INTL segment KPIs.

On November 8, 2025, we agreed to enter into a joint venture with CPE Alder Investment Limited, a fund managed by CPE (“CPE”), with respect to the operations of BK China (such joint venture, the “BK China JV”). Subsequent to the transaction, which closed January 30, 2026, CPE owns approximately 83% of the BK China JV, while we own approximately 17% and have a seat on its board of directors. In conjunction with the transaction, we recognized a non-cash charge of $114 million during 2025 related to our Burger King China holdings. This charge is included within Net loss from discontinued operations in the consolidated statements of operations.

Beginning in 2026, we will account for our interest in BK China JV under the equity method of accounting and recognize franchise revenue, primarily related to royalties, in our INTL segment. Royalties from BK China will initially be at a lower rate and step up to the traditional Burger King International royalty rate over time.

Convention Timing Impact on Franchise and Property Results
BK hosted conventions in Q3 2025 and Q4 2024, PLK hosted conventions in both Q2 2025 and Q2 2024, FHS hosted conventions in both Q3 2025 and Q3 2024, TH held a convention in Q2 2024 only and INTL held a convention in Q2 2025 only. In 2026, PLK and FHS will host conventions in Q3 and TH and BK will host conventions in Q4. Convention-related revenues and expenses are recognized in each segment's Franchise and Property Revenues and Segment F&P Expenses, respectively, and have an immaterial net AOI impact.
Supplemental Disclosures
Please review the Restaurant Count by Market and Trending Schedules posted on the RBI Investor Relations webpage under "Financial Information" for additional disclosures, including:
•Home Market and International KPIs by Brand and Company Restaurant Count by Segment;
•Segment Results with Disaggregated Franchise and Property Revenues (Royalties, Property Revenue and Franchise Fees and Other Revenue);
•Intersegment Revenue and Expense Eliminations;
•BK China KPIs and Selected Financial Data;
•Burger King US "Reclaim the Flame" Expenditures by Quarter; and
•RH Burger King Carrols Restaurant-Level EBITDA Margins.

TH Segment Results	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, unaudited)	2025	2024	2025	2024

System-wide Sales Growth (a)	2.7%	3.2%	3.0%	4.7%
System-wide Sales (a)	$1,918	$1,863	$7,573	$7,479
Comparable Sales	2.9%	2.2%	2.7%	3.9%
Comparable Sales - Canada	2.8%	2.5%	2.8%	4.3%

Net Restaurant Growth	1.0%	0.3%	1.0%	0.3%
System Restaurant Count at Period End	4,586	4,539	4,586	4,539

Supply chain sales	$797	$699	$2,909	$2,708
Company restaurant sales	$11	$11	$46	$45
Franchise and property revenues	$251	$242	$995	$987
Advertising revenues and other services	$76	$74	$298	$301
Total revenues	$1,135	$1,027	$4,247	$4,040

Supply chain cost of sales	$659	$565	$2,363	$2,180
Company restaurant expenses	$10	$9	$40	$37
Segment F&P expenses	$84	$77	$330	$330
Advertising expenses and other services	$76	$72	$312	$307
Segment G&A	$37	$42	$140	$158
Adjustments:
Cash distributions received from equity method investments	$4	$4	$16	$15
Adjusted Operating Income	$274	$266	$1,077	$1,043

(a) System-wide Sales Growth is calculated on a constant currency basis and therefore will not recalculate to the percentage change in System-wide Sales, which is reported on a nominal basis.
The increase in Total revenues for the fourth quarter and full year was primarily driven by higher Supply chain sales due to increases in commodity prices, CPG net sales, and equipment sales to franchisees. For the full year, results were also impacted by unfavorable FX Impact. Excluding FX Impacts, Total revenues increased $106 million and $274 million for the fourth quarter and full year, respectively.
The increase in Adjusted Operating Income for the fourth quarter and full year was primarily driven by revenue growth and a decrease in Segment G&A, largely due to lower compensation-related expenses. This was partially offset by higher Supply chain cost of sales due primarily to increases in commodity prices. For the full year, results were also impacted by unfavorable FX Impacts. Excluding FX Impacts, Adjusted Operating Income increased by $8 million and $51 million for the fourth quarter and full year, respectively.

BK Segment Results	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, unaudited)	2025	2024	2025	2024

System-wide Sales Growth	1.9%	0.5%	0.9%	0.2%
System-wide Sales	$2,970	$2,915	$11,578	$11,484
Comparable Sales	2.7%	1.1%	1.5%	1.0%
Comparable Sales - US	2.6%	1.5%	1.6%	1.2%

Net Restaurant Growth	(0.8)%	(0.9)%	(0.8)%	(0.9)%
System Restaurant Count at Period End	7,025	7,082	7,025	7,082

Company restaurant sales	$52	$62	$235	$243
Franchise and property revenues (a)	$185	$187	$722	$720
Advertising revenues and other services (b)	$145	$125	$556	$488
Total revenues	$383	$375	$1,514	$1,451

Company restaurant expenses	$49	$56	$219	$221
Segment F&P expenses	$32	$37	$130	$122
Advertising expenses and other services	$148	$168	$567	$558
Segment G&A	$33	$35	$130	$139
Adjusted Operating Income	$121	$78	$468	$410
(a) Franchise and property revenues include intersegment revenues from RH consisting of royalties and rent of $29 million and $112 million during the three and twelve months ended December 31, 2025, respectively, and $28 million and $71 million during the three and twelve months ended December 31, 2024, respectively, which are eliminated in consolidation.
(b) Advertising revenues and other services include intersegment revenues from RH consisting of advertising contributions and tech fees of $22 million and $85 million during the three and twelve months ended December 31, 2025, respectively, and $19 million and $47 million during the three and twelve months ended December 31, 2024, respectively, which are eliminated in consolidation.
As a reminder, BK segment results are presented consistent with our franchisor model. As such, results include intersegment Franchise and property revenues and Advertising revenues and other services from the Carrols Burger King restaurants included in RH (as footnoted above).
Burger King U.S. Reclaim the Flame
Burger King is executing its multi-year "Reclaim the Flame" plan to accelerate sales growth and drive franchisee profitability. This plan includes investing up to $700 million through year-end 2028, comprised of advertising and digital investments ("Fuel the Flame") and high-quality remodels and relocations, restaurant technology, kitchen equipment, and building enhancements ("Royal Reset"). The Fuel the Flame investments were completed in the fourth quarter ended December 31, 2024. As of December 31, 2025, we have funded $176 million out of up to $550 million planned toward the Royal Reset investments.

Burger King 2025 Results
The increase in Total revenues for the fourth quarter and full year was primarily driven by increases in Advertising revenues and other services primarily due to an increase in advertising fund contributions from franchisees reflecting an increase in the contribution rate. For the fourth quarter, these increases were partially offset by lower Company restaurant sales as a result of Company restaurant refranchising.
The increase in Adjusted Operating Income for the fourth quarter and full year was primarily driven by the non-recurrence of $41 million and $61 million, respectively, of Fuel the Flame expenses incurred in the prior year period. For the full year, the increase also reflects a decrease in Segment G&A due primarily to lower compensation-related expenses, partially offset by higher Segment F&P expenses due to net bad debt expenses in 2025 compared to net bad debt recoveries in 2024.

PLK Segment Results	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, unaudited)	2025	2024	2025	2024

System-wide Sales Growth	(2.5)%	2.8%	(0.7)%	4.2%
System-wide Sales	$1,504	$1,543	$6,076	$6,124
Comparable Sales	(4.8)%	(0.2)%	(3.2)%	0.4%
Comparable Sales - US	(4.9)%	0.1%	(2.9)%	0.6%

Net Restaurant Growth	1.6%	3.7%	1.6%	3.7%
System Restaurant Count at Period End	3,578	3,520	3,578	3,520

Company restaurant sales	$47	$48	$183	$148
Franchise and property revenues	$79	$81	$324	$325
Advertising revenues and other services	$70	$72	$293	$295
Total revenues	$196	$201	$800	$768

Company restaurant expenses	$41	$42	$159	$128
Segment F&P expenses	$3	$1	$13	$9
Advertising expenses and other services	$72	$75	$303	$303
Segment G&A	$18	$22	$75	$84
Adjusted Operating Income	$62	$61	$250	$243
The decrease in Total revenues for the fourth quarter was driven by lower System-wide Sales. For the full year, the increase in Total revenues was primarily driven by the inclusion of results from Popeyes restaurants acquired in the Carrols Acquisition for the full year period in 2025 compared to a partial period in 2024.
Adjusted Operating Income for the fourth quarter remained relatively consistent with the prior year period. For the full year, the increase in Adjusted Operating Income was primarily driven by a decrease in Segment G&A largely due to lower compensation-related expenses.

FHS Segment Results	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, unaudited)	2025	2024	2025	2024

System-wide Sales Growth	10.1%	5.4%	8.6%	2.7%
System-wide Sales	$346	$315	$1,337	$1,233
Comparable Sales	2.1%	0.3%	1.1%	(1.1)%
Comparable Sales - US	2.4%	0.0%	1.0%	(1.3)%

Net Restaurant Growth	7.7%	6.3%	7.7%	6.3%
System Restaurant Count at Period End	1,449	1,345	1,449	1,345

Company restaurant sales	$12	$11	$45	$41
Franchise and property revenues	$29	$26	$113	$105
Advertising revenues and other services	$20	$21	$75	$68
Total revenues	$60	$58	$232	$214

Company restaurant expenses	$10	$9	$38	$36
Segment F&P expenses	$2	$1	$10	$8
Advertising expenses and other services	$20	$22	$77	$70
Segment G&A	$13	$12	$51	$51
Adjusted Operating Income	$15	$13	$56	$48
The increases in Total revenues and Adjusted Operating Income for the fourth quarter and full year were primarily driven by the increases in System-wide Sales.

INTL Segment Results	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, unaudited)	2025	2024	2025	2024
System-wide Sales Growth (a)	11.9%	11.2%	10.7%	10.0%
System-wide Sales (a)	$5,392	$4,643	$20,199	$18,156
Comparable Sales	6.1%	4.7%	4.9%	3.3%
Comparable Sales - INTL - Burger King	5.8%	4.9%	4.8%	3.3%

Net Restaurant Growth	4.9%	6.1%	4.9%	6.1%
System Restaurant Count at Period End	16,403	15,639	16,403	15,639

Franchise and property revenues	$243	$217	$916	$853
Advertising revenues and other services	$20	$21	$82	$82
Total revenues	$263	$237	$998	$935

Segment F&P expenses	$(2)	$21	$19	$31
Advertising expenses and other services	$22	$20	$92	$90
Segment G&A	$53	$50	$198	$200
Adjusted Operating Income	$191	$146	$690	$614

(a) System-wide Sales Growth is calculated on a constant currency basis and therefore will not recalculate to the percentage change in System-wide Sales, which is reported on a nominal basis.
The increase in Total revenues for the fourth quarter and full year was primarily driven by higher royalties from Burger King and Popeyes restaurants resulting from increased System-wide Sales, partially offset by the absence of $9 million and $37 million of revenues, respectively, from BK China, which were recognized in 2024 but not 2025 as a result of the BK China Acquisition. Results in both periods were also impacted by a favorable FX Impact. Excluding the FX Impact, Total revenues increased by $14 million and $53 million for the fourth quarter and full year, respectively.
The increase in Adjusted Operating Income for the fourth quarter and full year was primarily driven by revenue growth and lower Segment F&P expenses primarily driven by a decrease in net bad debt expenses. Results in both periods also benefited from a favorable FX Impact. Excluding the FX Impact, Adjusted Operating Income increased by $37 million and $72 million for the fourth quarter and full year, respectively.

RH Segment Results	Three Months Ended December 31,		Twelve Months Ended December 31,
(in US$ millions, unaudited)	2025	2024	2025	2024

Comparable Sales	2.5%	1.6%	2.3%	0.4%
Comparable Sales - BK US	2.4%	1.6%	2.3%	0.4%
System Restaurant Count at Period End	1,087	1,036	1,087	1,036

Total revenues	$480	$445	$1,840	$1,116

Food, beverage and packaging costs	$146	$126	$537	$312
Restaurant wages and related expenses	$150	$142	$595	$358
Restaurant occupancy and other expenses (a)	$124	$119	$476	$296
Company restaurant expenses	$420	$387	$1,608	$965
Advertising expenses and other services (b)	$24	$19	$92	$49
Segment G&A	$26	$24	$96	$59
Adjusted Operating Income	$11	$14	$44	$44
(a)     Restaurant occupancy and other expenses include intersegment royalties and property expense of $29 million and $112 million during the three and twelve months ended December 31, 2025, respectively, and $28 million and $71 million during the three and twelve months ended December 31, 2024, respectively, which are eliminated in consolidation.
(b)     Advertising expenses and other services include intersegment advertising expenses and tech fees of $22 million and $85 million during the three and twelve months ended December 31, 2025, respectively, and $19 million and $47 million during the three and twelve months ended December 31, 2024, respectively, which are eliminated in consolidation.

The increase in Total revenues for the fourth quarter was primarily driven by Comparable Sales growth as well as $14 million of incremental revenue recognized by Carrols Burger King restaurants due to three additional operating days in 2025 compared to 2024 as a result of aligning Carrols' and RBI's fiscal year periods. The increase in Total revenues for the full year reflects twelve months of results during 2025 compared to a partial period during 2024.
The decrease in Adjusted Operating Income for the fourth quarter was primarily driven by an increase in Company restaurant expenses due to higher commodity costs, primarily beef, and higher restaurant wages. Additionally, Advertising expenses and other services increased due to an increase in the advertising fund contribution rate from Carrols Burger King restaurants, consistent with the rate increase for the rest of the Burger King US system. Segment G&A increased as Popeyes China and Firehouse Brazil continue to scale. These factors were partially offset by revenue growth, including a $2 million flow through to Adjusted Operating Income as a result of the alignment of fiscal year periods. Adjusted Operating Income for the full year remained consistent with the prior year.

Declaration of Dividend
The RBI board of directors has declared a dividend of $0.65 per common share and partnership exchangeable unit of RBI LP for the first quarter of 2026. The dividend will be payable on April 2, 2026 to shareholders and unitholders of record at the close of business on March 19, 2026. RBI also announced an annual total dividend target of $2.60 per RBI common share and per partnership exchangeable unit of RBI LP for 2026.
2026 Financial Guidance
For 2026, RBI expects:
•Segment G&A (excluding RH) for 2026 between $600 million and $620 million;
•RH Segment G&A for 2026 of approximately $100 million;
•Adjusted Interest Expense, net between $500 million and $520 million; and
•Consolidated capital expenditures, tenant inducements and incentives (including RH), or "Total Capex and Cash Inducements" of around $400 million.
Long-Term Algorithm
RBI continues to expect the following long-term consolidated performance on average, from 2024 to 2028:
•3%+ Comparable Sales; and
•8%+ organic Adjusted Operating Income growth.
In addition, the Company continues to expect to reach 5%+ Net Restaurant Growth towards the end of its algorithm period.
Investor Conference Call
We will host an investor conference call and webcast at 8:30 a.m. Eastern Time on Thursday, February 12, 2026, to review financial results for the fourth quarter and full year ended December 31, 2025. The earnings call will be broadcast live via our investor relations website at http://rbi.com/investors and a replay will be available for a limited time following the release. The dial-in number is (833) 470-1428 for U.S. callers, (833) 950-0062 for Canadian callers, and (929) 526-1599 for callers from other countries. For all dial-in numbers please use the following access code: 365228.
Contacts
Investors: investor@rbi.com
Media: media@rbi.com
About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world’s largest quick service restaurant companies with nearly $47 billion in annual system-wide sales and over 33,000 restaurants in more than 120 countries and territories. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.
RBI’s principal executive offices are in Miami, Florida. In North America, RBI’s brands are headquartered in their home markets where they were founded decades ago: Canada for Tim Hortons and the U.S. for Burger King, Popeyes and Firehouse Subs. To learn more about RBI, please visit the company’s website at www.rbi.com.

Forward-Looking Statements
This press release and our investor conference call contain certain forward-looking statements and information, which reflect management's current beliefs and expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties.
These forward-looking statements include statements about our expectations or beliefs regarding (i) the impact of the macro-economic pressures and currency fluctuations on our and our franchisees’ results of operations and business; (ii) our remodel program and refranchising efforts; (iii) leverage and free cash flow; (iv) our and our franchisees' future operational and financial performance, and our effective tax rates and adjusted net interest expense in 2026 and, as applicable, through 2028; (v) long-term partners for Popeyes China and FHS Brazil; (vi) refranchising of stores acquired in the Carrols Acquisition; (vii) commodity prices; (viii) tariff related impacts; and (ix) our growth opportunities, plans and strategies for each of our brands and ability to enhance operations and drive long-term, sustainable growth. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the Securities and Exchange Commission and applicable Canadian securities regulatory authorities, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: (1) our indebtedness, which could adversely affect our financial condition; (2) global economic or other business conditions that may affect the desire or ability of our guests to purchase our products; (3) our relationship with, and the success of, our franchisees and risks related to our nearly fully franchised business model; (4) our franchisees' financial stability and their ability to access and maintain the liquidity necessary to operate their businesses; (5) our supply chain operations; (6) our ownership and leasing of real estate; (7) the effectiveness of our marketing, advertising and digital programs and franchisee support of these programs; (8) fluctuations in interest rates and in the currency exchange markets and the effectiveness of our hedging activity; (9) our ability to successfully implement our domestic and international growth strategy for each of our brands and risks related to our international operations; (10) our reliance on franchisees, including subfranchisees to accelerate restaurant growth; (11) risks related to unforeseen events; (12) changes in applicable tax laws or interpretations thereof; (13) evolving legislation and regulations in the area of franchise and labor and employment law; (14) our ability to address environmental and social sustainability issues; (15) risks related to geopolitical conflicts and terrorism; (16) the ability of cash flows from the Carrols restaurants to fund our budgeted remodels and the timing of refranchising of such restaurants; (17) tariffs and their impact on economic conditions or our business; and (18) our ability to find long-term partners for Popeyes China and FHS Brazil. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars, except per share data, Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues:
Supply chain sales	$797	$700	$2,909	$2,708
Company restaurant sales	602	576	2,348	1,592
Franchise and property revenues	759	725	2,960	2,919
Advertising revenues and other services	308	295	1,217	1,187
Total revenues	2,466	2,296	9,434	8,406
Operating costs and expenses:
Supply chain cost of sales	659	564	2,363	2,180
Company restaurant expenses	504	480	1,968	1,328
Franchise and property expenses	131	150	552	544
Advertising expenses and other services	341	358	1,358	1,330
General and administrative expenses	192	199	741	733
(Income) loss from equity method investments	1	—	(11)	(69)
Other operating expenses (income), net	17	(90)	261	(59)
Total operating costs and expenses	1,845	1,661	7,232	5,987
Income from operations	621	635	2,202	2,419
Interest expense, net	125	135	516	577
Loss on early extinguishment of debt	2	—	2	33
Income from continuing operations before income taxes	494	500	1,684	1,809
Income tax expense from continuing operations	220	139	483	364
Net income from continuing operations	274	361	1,201	1,445
Net loss from discontinued operations	119	—	126	—
Net income	155	361	1,075	1,445
Net income attributable to noncontrolling interests	42	102	299	424
Net income attributable to common shareholders	$113	$259	$776	$1,021

Earnings (loss) per common share:
Basic net income per share from continuing operations	$0.60	$0.80	$2.64	$3.21
Basic net loss per share from discontinued operations	$(0.26)	$—	$(0.28)	$—
Basic net income per share	$0.34	$0.80	$2.36	$3.21

Diluted net income per share from continuing operations	$0.60	$0.79	$2.63	$3.18
Diluted net loss per share from discontinued operations	$(0.26)	$—	$(0.28)	$—
Diluted net income per share	$0.34	$0.79	$2.35	$3.18

Weighted average shares outstanding (in millions):
Basic	334	324	329	319
Diluted	457	455	457	454

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data, Unaudited)

	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,163	$1,334
Accounts and notes receivable, net of allowance of $54 and $57, respectively	794	698
Inventories, net	205	142
Prepaids and other current assets	179	108
Assets held for sale - discontinued operations	489	—
Total current assets	2,830	2,282
Property and equipment, net of accumulated depreciation and amortization of $1,245 and $1,087, respectively	2,303	2,236
Operating lease assets, net	1,961	1,852
Intangible assets, net	11,190	10,922
Goodwill	6,306	5,986
Other assets, net	1,025	1,354
Total assets	$25,615	$24,632
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and drafts payable	$866	$765
Other accrued liabilities	1,271	1,141
Gift card liability	249	236
Current portion of long-term debt and finance leases	68	222
Liabilities held for sale - discontinued operations	437	—
Total current liabilities	2,891	2,364
Long-term debt, net of current portion	13,250	13,455
Finance leases, net of current portion	261	286
Operating lease liabilities, net of current portion	1,900	1,770
Other liabilities, net	1,034	706
Deferred income taxes, net	1,120	1,208
Total liabilities	20,456	19,789
Commitments and contingencies
Shareholders’ equity:
Common shares, no par value; unlimited shares authorized at December 31, 2025 and December 31, 2024; 346,323,165 shares issued and outstanding at December 31, 2025; 324,426,589 shares issued and outstanding at December 31, 2024	2,859	2,357
Retained earnings	1,795	1,860
Accumulated other comprehensive income (loss)	(1,020)	(1,107)
Total Restaurant Brands International Inc. shareholders’ equity	3,634	3,110
Noncontrolling interests	1,525	1,733
Total shareholders’ equity	5,159	4,843
Total liabilities and shareholders’ equity	$25,615	$24,632

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars, Unaudited)

	Twelve Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$1,075	$1,445
Net loss from discontinued operations	126	—
Net income from continuing operations	1,201	1,445
Depreciation and amortization	301	264
Non-cash loss on early extinguishment of debt	2	23
Amortization of deferred financing costs and debt issuance discount	25	25
(Income) loss from equity method investments	(11)	(69)
Loss (gain) on remeasurement of foreign denominated transactions	209	(71)
Net (gains) losses on derivatives	(198)	(191)
Share-based compensation and non-cash incentive compensation expense	151	172
Deferred income taxes	97	(5)
Other non-cash adjustments, net	49	19
Changes in current assets and liabilities, excluding acquisitions and dispositions:
Accounts and notes receivable	(89)	7
Inventories and prepaids and other current assets	(67)	30
Accounts and drafts payable	89	(30)
Other accrued liabilities and gift card liability	(7)	(37)
Tenant inducements paid to franchisees	(44)	(38)
Changes in other long-term assets and liabilities	6	(41)
Net cash provided by operating activities from continuing operations	1,714	1,503
Cash flows from investing activities:
Payments for additions of property and equipment	(265)	(201)
Net proceeds from disposal of assets, restaurant closures, and refranchisings	38	34
Net payments for acquisition of franchised restaurants, net of cash acquired	(152)	(540)
Settlement/sale of derivatives, net	76	74
Other investing activities, net	(15)	(27)
Net cash used for investing activities from continuing operations	(318)	(660)
Cash flows from financing activities:
Proceeds from long-term debt	—	2,450
Repayments of long-term debt and finance leases	(427)	(2,190)
Payment of financing costs	—	(41)
Payment of common share dividends and Partnership exchangeable unit distributions	(1,108)	(1,029)
Proceeds from stock option exercises	33	78
Proceeds from derivatives	67	109
Other financing activities, net	(1)	(2)
Net cash used for financing activities from continuing operations	(1,436)	(625)
Net cash used for discontinued operations	(81)	—
Effect of exchange rates on cash and cash equivalents	16	(23)
(Decrease) increase in cash and cash equivalents, including cash classified as assets held for sale - discontinued operations	(105)	195
Increase in cash classified as assets held for sale - discontinued operations	(66)	—
Increase (decrease) in cash and cash equivalents	(171)	195
Cash and cash equivalents at beginning of period	1,334	1,139
Cash and cash equivalents at end of period	$1,163	$1,334
Supplemental cash flow disclosures:
Interest paid	$714	$785
Income taxes paid, net	$450	$293
Accruals for additions of property and equipment	$53	$51

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Key Operating Metrics and Non-GAAP Financial Measures

Key Operating Metrics
Key performance indicators (“KPIs”) are shown for RBI's Five Franchisor Segments. The KPIs for the Carrols Burger King restaurants are included in the BK segment and KPIs for the PLK China, BK China, and FHS Brazil restaurants are included in the INTL segment.
•System-wide Sales Growth refers to the percentage change in sales at all franchised restaurants and company restaurants (referred to as System-wide Sales) in one period from the same period in the prior year on a constant currency basis, which means the results exclude the effect of foreign currency translation ("FX Impact"). We calculate the FX Impact by translating prior year results at current year monthly average exchange rates. System-wide Sales is reported on a nominal basis.
•Comparable Sales refers to the percentage change in restaurant sales in one period from the same prior year period on a constant currency basis for restaurants that have been open for an initial consecutive period, typically at least 13 months. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly Comparable Sales calculation.
•Unless otherwise stated, System-wide Sales Growth, System-wide Sales and Comparable Sales are presented on a system-wide basis, which means they include franchised restaurants and company restaurants. System-wide results are driven by our franchised restaurants, as over 95% of system-wide restaurants are franchised. Franchise sales represent sales at all franchised restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and advertising fund contributions are calculated based on a percentage of franchise sales.
•Net Restaurant Growth refers to the net change in restaurant count (openings, net of permanent closures) over a trailing twelve month period, divided by the restaurant count at the beginning of the trailing twelve month period. In determining whether a restaurant meets our definition of a restaurant that will be included in our Net Restaurant Growth, we consider factors such as scope of operations, format and image, separate franchise agreement, and minimum sales thresholds. We refer to restaurants that do not meet our definition as “alternative formats” and we believe these are helpful to build brand awareness, test new concepts and provide convenience in certain markets.
•Total Capex and Cash Inducements refers to the sum of payments for additions to property and equipment, tenant inducements paid to franchisees, other cash inducements (included in changes in other long-term assets and liabilities), and increase (decrease) in accruals for additions to property and equipment.
These metrics are important indicators of the overall direction of our business, including trends in sales and the effectiveness of each brand’s marketing, operations and growth initiatives. Total Capex and Cash Inducements is an indicator of the capital intensity of our business.
Non-GAAP Measures
Below, we define non-GAAP financial measures, provide a reconciliation of each measure to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and discuss the reasons why we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry. We believe that these non-GAAP measures are useful to investors in assessing our operating performance and liquidity. By disclosing these non-GAAP measures, we intend to provide investors with a consistent comparison of our operating results and trends for the periods presented.
AOI represents Income from operations adjusted to exclude (i) franchise agreement and reacquired franchise right intangible asset amortization as a result of acquisition accounting, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net and, (iv) income/expenses from non-recurring projects and non-operating activities. For the periods referenced in the following financial results, income/expenses from non-recurring projects and non-operating activities included (i) non-recurring fees and expenses incurred in connection with the Carrols Acquisition, the PLK China Acquisition and the BK China Acquisition, consisting primarily of professional fees, compensation related expenses and integration costs ("RH and BK China Transaction costs") and (ii) non-operating costs from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements as well as services related to significant tax reform legislation and regulations ("Corporate restructuring and advisory fees"). Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to re-occur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance or trends of our core operations. AOI is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items. AOI, as defined above, also represents our measure of segment income for each of our operating segments.
Adjusted EBITDA is defined as earnings (net income or loss from continuing operations) before interest expense, net, (gain) loss on early extinguishment of debt, income tax expense (benefit) from continuing operations, and depreciation and amortization excluding (i) the non-cash impact of share-based compensation and non-cash incentive compensation expense, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net, and (iv) income or expense from non-recurring projects and non-operating activities (as described above) and is used by management to measure leverage.
Segment G&A is defined as general and administrative expenses excluding RH and BK China Transaction costs and Corporate restructuring and advisory fees. Segment G&A (excluding RH) is defined as Segment G&A for our Five Franchisor Segments.
Segment F&P Expenses is defined as franchise and property expenses excluding franchise agreement amortization ("FAA") and reacquired franchise rights amortization as a result of acquisition accounting.
Adjusted Net Income is defined as Net income from continuing operations excluding (i) franchise agreement and reacquired franchise right intangible asset amortization as a result of acquisition accounting, (ii) amortization of deferred financing costs and debt issuance discount, (iii) loss on early extinguishment of debt and interest expense, which represents non-cash interest expense related to amounts reclassified from accumulated comprehensive income (loss) into interest expense in connection with restructured interest rate swaps, (iv) (income) loss from equity method investments, net of cash distributions received from equity method investments, (v) other operating expenses (income), net, and (vi) income or expense from non-recurring projects and non-operating activities (as described above).
Adjusted Interest Expense, net is defined as interest expense, net less (i) amortization of deferred financing costs and debt issuance discount and (ii) non-cash interest expense related to amounts reclassified from accumulated comprehensive income (loss) into interest expense in connection with restructured interest rate swaps.
Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of RBI during the reporting period. Adjusted Net Income and Adjusted Diluted EPS are used by management to evaluate the operating performance of the business, excluding certain non-cash and other specifically identified items that management believes are not relevant to management’s assessment of operating performance.
Net Debt is defined as Total debt less cash and cash equivalents. Total debt is defined as long-term debt, net of current portion plus (i) Finance leases, net of current portion, (ii) Current portion of long-term debt and finance leases and (iii) Unamortized deferred financing costs and deferred issue discount. Net Debt is used by management to evaluate the Company's liquidity. We believe this measure is an important indicator of the Company's ability to service its debt obligations.
Net Leverage is defined as Net Debt divided by Adjusted EBITDA. This metric is an operating performance measure that we believe provides investors a more complete understanding of our leverage position and borrowing capacity after factoring in cash and cash equivalents that eventually could be used to repay outstanding debt.
Revenue growth, Income from Operations growth, Adjusted Operating Income growth, Net Income growth, Adjusted EBITDA growth, Adjusted Net Income growth and Adjusted Diluted EPS growth on an organic basis, are non-GAAP measures that exclude the impact of FX movements and the results of our RH segment. With respect to Adjusted Diluted EPS, growth on an organic basis also excludes the impact of incremental debt incurred as part of the Carrols transaction. Management believes that organic growth is an important metric for measuring the operating performance of our business as it helps identify underlying business trends, without distortion from the effects of FX movements and the RH segment given the Company's plans to refranchise the vast majority of the Carrols Burger King restaurants and to find a new partner for PLK China and new investors for FHS Brazil in the future. We calculate the impact of FX movements by translating prior year results at current year monthly average exchange rates.
Free Cash Flow ("FCF") is the total of Net cash provided by operating activities minus Payments for property and equipment. FCF is a liquidity measure used by management as one factor in determining the amount of cash that is available for working capital needs or other uses of cash and it does not represent residual cash flows available for discretionary expenditures.
We are not currently able to reconcile our forward-looking non-GAAP measures because we cannot predict the timing and amounts of certain important components of estimated operating income and general and administrative expenses, including the impact of equity method investments and other operating expenses or income from non-recurring projects and non-operating activities, which could significantly impact GAAP results.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures | Organic Growth
Three Months Ended December 31, 2025
(In millions of U.S dollars, except per share data, Unaudited)

	Three Months Ended December 31,		Variance		RH Impact	FX Impact	Organic Growth
	2025	2024	$	%	$	$	$	%
Revenue
TH	$1,135	$1,027	$109	10.6%	$—	$3	$106	10.3%
BK	383	375	8	2.1%	—	—	8	2.1%
PLK	196	201	(5)	(2.7)%	—	—	(6)	(2.8)%
FHS	60	58	2	4.1%	—	—	2	4.1%
INTL	263	237	26	10.8%	—	12	14	5.6%
RH	480	445	36	8.0%	36	—	—	NM
Elimination of intersegment revenues (a)	(51)	(47)	(5)	NM	(5)	—	—	NM
Total revenues	$2,466	$2,296	$170	7.4%	$31	$14	$125	6.5%

Income from Operations	$621	$635	$(14)	(2.2)%	$(5)	$17	$(25)	(3.9)%
Net Income from Continuing Operations	$274	$361	$(87)	(24.1)%	$(8)	$3	$(82)	(22.5)%

Adjusted Operating Income
TH	$274	$266	$9	3.3%	$—	$1	$8	3.1%
BK	121	78	43	55.4%	—	—	43	55.3%
PLK	62	61	—	(0.4)%	—	—	—	(0.5)%
FHS	15	13	2	18.3%	—	—	2	18.2%
INTL	191	146	45	30.5%	—	8	37	23.7%
RH	11	14	(3)	(22.4)%	(3)	—	—	NM
Adjusted Operating Income	$674	$578	$96	16.5%	$(3)	$9	$90	15.6%

Adjusted EBITDA	$772	$688	$84	12.2%	$(3)	$9	$77	11.5%

Adjusted Net Income	$441	$369	$72	19.4%	$(3)	$8	$67	17.8%
Adjusted Diluted Earnings per Share	$0.96	$0.81	$0.15	18.7%	$(0.01)	$0.02	$0.14	17.2%

(a) Consists of royalties, property revenues, advertising contribution revenues and tech fees from intersegment transactions with RH.

Note: Percentage changes and totals may not recalculate due to rounding.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures | Organic Growth
Twelve Months Ended December 31, 2025
(In millions of U.S dollars, except per share data, Unaudited)

	Twelve Months Ended December 31,		Variance		RH Impact	FX Impact	Organic Growth
	2025	2024	$	%	$	$	$	%
Revenue
TH	$4,247	$4,040	$207	5.1%	$—	$(66)	$274	6.9%
BK	1,514	1,451	63	4.3%	—	(1)	64	4.4%
PLK	800	768	33	4.2%	—	—	33	4.3%
FHS	232	214	19	8.7%	—	—	19	8.8%
INTL	998	935	63	6.7%	—	10	53	5.6%
RH	1,840	1,116	724	NM	724	—	—	NM
Elimination of intersegment revenues (a)	(197)	(117)	(80)	NM	(80)	—	—	NM
Total revenues	$9,434	$8,406	$1,028	12.2%	$644	$(58)	$442	6.0%

Income from Operations	$2,202	$2,419	$(217)	(9.0)%	$(14)	$(9)	$(194)	(8.1)%
Net Income from Continuing Operations	$1,201	$1,445	$(244)	(16.9)%	$(20)	$(21)	$(203)	(14.3)%

Adjusted Operating Income
TH	$1,077	$1,043	$34	3.3%	$—	$(17)	$51	4.9%
BK	468	410	57	14.0%	—	—	58	14.1%
PLK	250	243	7	2.7%	—	—	7	2.8%
FHS	56	48	8	15.6%	—	—	8	15.7%
INTL	690	614	76	12.4%	—	4	72	11.7%
RH	44	44	—	NM	—	—	—	NM
Adjusted Operating Income	$2,584	$2,402	$181	7.5%	$—	$(14)	$195	8.3%

Adjusted EBITDA	$2,970	$2,784	$185	6.7%	$21	$(15)	$179	6.6%

Adjusted Net Income	$1,687	$1,515	$172	11.4%	$(13)	$(10)	$195	13.1%
Adjusted Diluted Earnings per Share	$3.69	$3.34	$0.36	10.7%	$(0.03)	$(0.02)	$0.41	12.4%

(a) Consists of royalties, property revenues, advertising contribution revenues and tech fees from intersegment transactions with RH.

Note: Percentage changes and totals may not recalculate due to rounding.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Reconciliation of Net Leverage, Free Cash Flow and Capex and Cash Inducements
(In millions of U.S dollars, except ratio, Unaudited)

	As of December 31,
Net Leverage	2025	2024
Long-term debt, net of current portion	$13,250	$13,455
Finance leases, net of current portion	261	286
Current portion of long-term debt and finance leases	68	222
Unamortized deferred financing costs and deferred issue discount	90	117
Total Debt	$13,669	$14,080

Cash and cash equivalents	$1,163	$1,334
Net debt	12,506	12,746

Net income from continuing operations	1,201	1,445
Net Income from continuing operations Net leverage	10.4x	8.8x

Adjusted EBITDA	2,970	2,784
Net Leverage	4.2x	4.6x

	Twelve Months Ended December 31,	Nine Months Ended September 30,	Three Months Ended December 31,
Free Cash Flow	2025	2025	2025
Calculation:	A	B	A - B
Net cash provided by operating activities	$1,714	$1,159	$555
Payments for additions of property and equipment	(265)	(163)	(102)
Free Cash Flow	$1,449	$996	$453

	Three Months Ended December 31,		Twelve Months Ended December 31,
Capex and Cash Inducements	2025	2024	2025	2024
Payments for additions of property and equipment	$102	$77	$265	$201
Tenant inducements paid to franchisees	18	15	44	38
Other cash inducements (incl. in changes in other long-term assets and liabilities)	16	13	53	49
Increase (decrease) in accruals for additions to property and equipment (a)	4	44	3	44
Total Capex and Cash Inducements	$140	$149	$365	$332

(a) For the twelve months ended December 31, 2024, increase (decrease) in accruals for additions to property and equipment reflects $7 million of accruals for additions of property and equipment assumed in connection with the Carrols Acquisition.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures| Reconciliations
(In millions of U.S dollars, except per share data, Unaudited)

Net Income from Continuing Operations to Income from Operations to Adjusted Operating Income to Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income from continuing operations	$274	$361	$1,201	$1,445
Income tax expense (benefit) from continuing operations(3)	220	139	483	364
Loss on early extinguishment of debt	2	—	2	33
Interest expense, net	125	135	516	577
Income from operations	621	635	2,202	2,419
Franchise agreement and reacquired franchise rights amortization (FAA)	16	15	65	53
RH and BK China Transaction costs	8	5	37	22
Corporate restructuring and advisory fees	7	9	14	20
Impact of equity method investments(2)	6	4	5	(53)
Other operating expenses (income), net	17	(90)	261	(59)
Adjusted Operating Income	$674	$578	$2,584	$2,402
Depreciation and amortization, excluding FAA	60	62	236	210
Share-based compensation and non-cash incentive compensation expense(1)	38	48	151	172
Adjusted EBITDA	$772	$688	$2,970	$2,784

Net Income from Continuing Operations to Adjusted Net Income and Adjusted Diluted EPS

Net income from continuing operations	$274	$361	$1,201	$1,445
Income tax expense from continuing operations(3)	220	139	483	364
Income from continuing operations before income taxes	494	500	1,684	1,809
Adjustments:
Franchise agreement and reacquired franchise rights amortization	16	15	65	53
Amortization of deferred financing costs and debt issuance discount	6	6	25	25
Interest expense and loss on extinguished debt(4)	(3)	(1)	(18)	31
RH and BK China Transaction costs	8	5	37	22
Corporate restructuring and advisory fees	7	9	14	20
Impact of equity method investments(2)	6	4	5	(53)
Other operating expenses (income), net	17	(90)	261	(59)
Total adjustments	57	(52)	389	39
Adjusted income before income taxes	551	448	2,073	1,848
Adjusted income tax expense(3)(5)	109	79	385	333
Adjusted Net Income	$441	$369	$1,687	$1,515
Adjusted diluted earnings per share	$0.96	$0.81	$3.69	$3.34
Weighted average diluted shares outstanding (in millions)	457	455	457	454
Note: Totals may not recalculate due to rounding.

RESTAURANT BRANDS INTERNATIONAL INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
Footnotes to Reconciliation Tables
(1)Represents share-based compensation expense associated with equity awards for the periods indicated; also includes the portion of annual non-cash incentive compensation expense that eligible employees elected to receive or are expected to elect to receive as common equity in lieu of their 2025 and 2024 cash bonus, respectively.
(2)Represents (i) (income) loss from equity method investments and (ii) cash distributions received from our equity method investments. Cash distributions received from our equity method investments are included in Adjusted Operating Income which is our measure of segment income.
(3)The increase in our US GAAP effective tax rate was primarily driven by a decrease in our net deferred tax assets in connection with intra-group reorganizations (which we expect to have a favorable impact to the rate in 2026), unfavorable impacts of OECD Pillar II guidance issued during 2025, the mix of income from multiple jurisdictions, and internal financing arrangements. The intra-group reorganizations and the OECD guidance did not have an impact on the adjusted income tax expense or adjusted effective tax rate
(4)Represents loss on early extinguishment of debt and interest expense. Interest expense included in this amount represents non-cash interest expense related to amounts reclassified from accumulated comprehensive income (loss) into interest expense in connection with restructured interest rate swaps.
(5)Adjusted income tax expense includes the tax impact of the non-GAAP adjustments and is calculated using our statutory tax rate in the jurisdiction in which the costs were incurred.